                                                                       EXHIBIT 2
                            STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of September 20, 1999 (the "Agreement"), between CMGI, Inc., a Delaware corporation (the "Grantee"), and AdForce, Inc., a Delaware corporation (the "Grantor").

      WHEREAS, the Grantee, the Grantor and Artichoke Corp., a wholly owned subsidiary of the Grantee ("Newco"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Newco with and into the Grantor;

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase the shares of Common Stock of the Grantor (the "Common Stock") covered hereby, upon the terms and subject to the conditions hereof; and

      WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

      1. The Option; Exercise; Adjustments; Termination.

            (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 3,978,761 shares of Common Stock (the "Shares") at a cash purchase price equal to $20.96 per Share (the "Purchase Price"); provided, however, that the number of shares issuable to Buyer pursuant hereto shall not exceed 19.9% of the outstanding shares of Common Stock. The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, after the earlier of (i) termination of the Merger Agreement by Buyer under Section 8.1(e) or Section 8.1(f) of the Merger Agreement, or (ii) immediately prior to the occurrence of any event causing the termination fee to become payable to Buyer pursuant to Section 8.3(c)(iii) of the Merger Agreement, provided that, in the case of this clause (ii), an Alternative Transaction involving the Company has been proposed or consummated prior to the Company Meeting.

            (b) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to the Option and the purchase price per Share shall be appropriately adjusted.

            (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 business days and not earlier than the third business day following the date such notice is given for the closing of such purchase.

            (d) The right to exercise the Option shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the termination fee pursuant to Section 8.3 of the Merger Agreement, (iii) the date on which Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 8) and (iv) 90 days after the date (the "Merger Termination Date") on which the Merger Agreement is terminated (the date referred to in clause (iv) being hereinafter referred to as the "Option Expiration Date"); provided that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Expiration Date shall be extended until 15 days after such impediment to exercise has been removed so long as Grantee is using reasonable best efforts to remove the impediment.

      2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

            (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

            (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated.

      3. The Closing.

            (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

            (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

      4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that: (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, security interest or other adverse claim and free of any preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, require a consent or waiver under, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, stock market rule, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

      5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that: (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act; and (c) the Grantor is an "accredited investor" as such term is defined in the Securities Act.

      6. Listing of Shares; HSR Act Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor shall (i) promptly file a notice to list the Shares on the Nasdaq National Market and (ii) make, as promptly as practicable, all necessary filings by the Grantor under the HSR Act and use its reasonable best efforts to obtain all necessary approvals thereunder as promptly as practicable; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

      7. Registration Rights.

            (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

            (b) If the Common Stock is registered pursuant to the provisions of this Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantee shall indemnify and hold harmless Grantor, its affiliates and its officers and directors, and each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Act of 1934, from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statement contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph to the extent that such statement or omission is made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in such registration statement.

      8. Profit Limitation.

            (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $30 million (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash to the Grantor, (iii) receive a smaller termination fee under Section 8.3 of the Merger Agreement, (iv) limit the number of Shares purchased hereunder, or (v) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

            (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit and, if exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

            (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.3(c) of the Merger Agreement, and (ii) (x) the cash amounts (net of customary brokerage commissions paid in connection with the transaction) received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

            (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

      9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

      10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

      If to the Grantor:

      AdForce, Inc.
      10590 North Tantau Avenue
      Cupertino, CA 95014
      Attn: Chief Executive Officer
      Attn: General Counsel
      Telecopy: (408) 873-3693

      With a copy to:

      Fenwick & West LLP
      Two Palo Alto Square
      Palo Alto, CA 94306
      Attn: Gordon K. Davidson, Esq.
            Mark A. Leahy, Esq.
      Telecopy: (650) 494-1417

      If to the Grantee:

      CMGI, Inc.
      100 Brickstone Square
      Andover, MA 01810-1428
      Attn: General Counsel
      Telecopy: (978) 684-3814

      With a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: Mark G. Borden, Esq.
      Telecopy: (617) 526-5000

      12. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

      13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. The terms of this Agreement may be amended, modified or waived only by an agreement in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

      14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Grantee (provided that such assignment shall not relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations).

      15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

      16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

      17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

      18. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

      19. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      20. Representations. All references to the "Agreement" in Sections 3.1(a),
3.3 and 9.3 of the Merger Agreement shall be deemed to include also this Stock Option Agreement.

      21. Termination. Notwithstanding anything to the contrary herein, this Agreement shall terminate in its entirety if AOL executes and delivers to Grantee the Stockholder Agreement (as defined in the Merger Agreement) prior to 5:00 p.m. (E.S.T.) on September 22, 1999. If this Agreement does not terminate on or before 5:00 p.m. (E.S.T.) on September 22, 1999, pursuant to the preceding sentence, then notwithstanding anything to the contrary in the Merger Agreement, no Topping Fee

(as defined in the Merger Agreement) shall under any circumstance be payable to Grantee pursuant to Section 8.3(c) of the Merger Agreement.

                          [Signature Page to Follow]

      IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                    ADFORCE, INC.



                                    By: /s/ Charles W. Berger
                                        --------------------------
                                        Title: Chief Executive Officer,
                                               President and Chairman of the
                                               Board


                                    CMGI, INC.



                                    By: /s/ Andrew J. Hajducky III
                                        --------------------------
                                        Title: Executive Vice President, Chief
                                               Financial Officer and Treasurer


                                     -10-